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                      February 6, 2023

       Michael Quartieri
       Chief Financial Officer
       Dave & Buster's Entertainment, Inc.
       1221 S. Beltline Rd., Suite 500
       Coppell, TX 75019

                                                        Re: Dave & Buster's
Entertainment, Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 30, 2022
                                                            Filed March 29,
2022
                                                            File No. 001-35664

       Dear Michael Quartieri:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services